Exhibit 99.1

AUXILIUM PHARMACEUTICALS, INC, ANNOUNCES FIRST QUARTER 2012 FINANCIAL RESULTS

- 1Q12 Worldwide Testim® Net Revenues Increased by 27% over 1Q11 to $58.7 MM -

- 1Q12 U.S. XIAFLEX® Net Revenues Increased by 46% over 1Q11 to $12.6 MM -

MALVERN, PA (May 10, 2012) - Auxilium Pharmaceuticals, Inc. (Nasdaq: AUXL), a specialty biopharmaceutical company, today announced financial results for the first quarter ending on March 31, 2012.  The Company also highlighted important recent commercial, regulatory and clinical development progress in the first quarter of 2012.

For the quarter ended March 31, 2012, Auxilium reported net revenues of $73.6 million, compared to net revenues of $58.4 million in the first quarter of 2011, an increase of 26%, and a net loss of $(1.7) million, or $(0.04) per share, compared to a net loss of $(11.8) million, or $(0.25) per share, reported for the first quarter of 2011.

“In the first quarter of 2012, Auxilium achieved strong growth and record net revenues in addition to significantly reducing our net loss versus the first quarter of 2011,” said Adrian Adams, Chief Executive Officer and President of Auxilium.  “For the remainder  of 2012 and beyond, we plan to remain focused on delivering  excellence in commercial execution and will continue to make measured investments in R&D.  We are also looking forward to announcing the top-line pivotal phase III data for XIAFLEX for the treatment of Peyronie’s disease by the end of the second quarter.”

First Quarter 2012 and Recent Highlights:

•                  Beginning January 1, 2012, new XIAFLEX-applicable Current Procedural Terminology (CPT®) codes became available for use in the U.S.

•                  In January 2012, Auxilium announced that the first cohort of patients had been dosed in its phase Ib trial of XIAFLEX for the treatment of edematous fibrosclerotic panniculopathy (EFP), commonly known as cellulite.  Top-line results are expected in the fourth quarter of 2012.

•                  On February 23, 2012, Auxilium entered into a collaboration agreement with Actelion Pharmaceuticals Ltd for the development and commercialization of XIAFLEX for the treatment of Dupuytren’s contracture and Peyronie’s disease in Australia, Brazil, Canada and Mexico.  The Company received a net cash upfront payment of $9.4 million in February 2012.

•                  In March 2012, the last patient completed the week 52 visit for the IMPRESS double-blind placebo-controlled phase III clinical program of XIAFLEX for the treatment of Peyronie’s disease.  The Company is currently compiling all data associated with the two IMPRESS studies and expects to disclose top line results of these trials by the end of the second quarter.

•                  In April 2012, Auxilium and FCB I LLC received a notice from Watson Laboratories, Inc. advising them of Watson’s filing of an Abbreviated New Drug Application containing a Paragraph IV certification for testosterone gel.  Auxilium and FCB intend to pursue all available legal and regulatory options in defense of Testim, including enforcement of their intellectual property rights and approved labeling.

•                  On May 9, 2012, the Company announced that The Journal of Urology has published on its website, the Company’s phase IIb clinical trial of XIAFLEX for the potential nonsurgical treatment of Peyronie’s disease.  Top line data from this trial has been previously reported by the Company.  The study will be included in the June 2012 print version of The Journal of Urology.

First Quarter 2012 Financial Details

Total revenues for the three months ended March 31, 2012 were $73.6 million, an increase of 26% over the $58.4 million recorded in the first quarter of 2011.  This increase in net revenues was due to increases in U.S. sales of XIAFLEX and Testim.  See Table 3 attached for further details on revenues.

Gross margin on net revenues was 77% for the quarter ended March 31, 2012 compared to 81% for the comparable period in 2011.  The decrease in the gross margin rate is primarily due to a non-recurring credit in 2011 related to the Company’s royalty obligation on XIAFLEX sales due to the licensor of the product.

Research and development spending for the quarter ended March 31, 2012 was $12.0 million, compared to $15.8 million in the comparable 2011 period.  This decrease in expense results principally from costs incurred in 2011 to address inspection comments received from European regulators concerning our manufacturing plant and the development of a larger scale XIAFLEX production process, and the lower level of spending in the current year on the ongoing Peyronie’s clinical trials.

Selling, general and administrative costs for the quarter ended March 31, 2012 were $46.9 million, compared to $43.2 million in the comparable 2011 period.  This increase was primarily due to increased spending for XIAFLEX marketing and direct to consumer advertising.

The net loss for the first quarter of 2012 was $(1.7) million, or $(0.04) per share, compared to a net loss of $(11.8) million, or $(0.25) per share, reported for the first quarter of 2011.  Net loss for the first quarter of 2012 includes total stock-based compensation expense of $3.7 million, compared to $4.3 million for the first quarter of 2011.

As of March 31, 2012, Auxilium had $163.1 million in cash, cash equivalents and short-term investments, compared to $154.3 million at December 31, 2011, and no debt.

Conference Call

Auxilium will hold a conference call today, May 10, 2012 at 10:00 a.m. ET, to discuss first quarter 2012 results. The presentation slides to be used during the call will be available on the “For Investors” section of the Company’s web site under the “Presentations” tab at 10:00 a.m. ET.  A question and answer session will follow the presentation.  The conference call and the presentation slides will be simultaneously web cast on the “For Investors” section of the Company’s web site under the “Events” tab.  The conference call will be archived for future review until August 10, 2012.

Conference call details:

Date:	Thursday, May 10, 2012
Time:	10:00 a.m. ET
Dial-in (U.S.):	866-383-7989
Dial-in (International):	617-597-5328
Web cast:	http://www.auxilium.com
Passcode:	AUXILIUM
To access an audio replay of the call:
Access number (U.S.):	888-286-8010
Access number (International):	617-801-6888
Replay Passcode #:	85604756

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing products to predominantly specialist audiences. Auxilium markets Testim® 1% (testosterone gel) for the topical treatment of hypogonadism in the U.S. and XIAFLEX® (collagenase clostridium histolyticum) for the treatment of adult Dupuytren’s contracture patients with a palpable cord.  Ferring International Center S.A. markets Testim in certain countries of the EU and Paladin Labs Inc. markets Testim in Canada.  Pfizer has marketing rights for XIAPEX® (the EU tradename for collagenase clostridium histolyticum) in 46 countries in Eurasia; Asahi Kasei Pharma Corporation has development and commercial rights for XIAFLEX in Japan; and Actelion Pharmaceuticals Ltd has development and commercial rights for XIAFLEX in Canada, Australia, Brazil and Mexico.  Auxilium has three projects in clinical development. XIAFLEX is in phase III of development for the treatment of Peyronie’s disease, in phase IIa of development for the treatment of Frozen Shoulder syndrome (Adhesive Capsulitis) and is in phase Ib of development for the treatment of cellulite (edematous fibrosclerotic panniculopathy). Auxilium also has rights to pursue additional indications for XIAFLEX. For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, which discuss matters that are not facts, and may include words to indicate their uncertain nature such as “believe,” “expect,” anticipate,” “intend,” “plan,” “could,” “estimate,” “project,” “will,” and “target.”  Our forward-looking statements convey management’s expectations, beliefs, plans and objectives regarding future performance of the Company and are based upon preliminary information and management assumptions.  No specific assurances can be given with respect to whether we will: execute successfully on our commercial plans for Testim and XIAFLEX; continue to make investments in R&D; develop XIAFLEX for the treatment of multiple potential indications; achieve the results or indicated timing of clinical trials for XIAFLEX for the additional indications; pursue any of the legal or regulatory options available to us in defense of the patents covering Testim, including enforcement of our intellectual property rights and approved labeling, or be successful in any of those efforts that we do choose to pursue.  While the Company may elect to update the forward-looking statements made in this news release in the future, the Company specifically disclaims any obligation to do so.  Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, intellectual property rights, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration, and those risks discussed in our reports on file with the Securities and Exchange Commission (the “SEC”).  Our SEC filings may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of the Company’s home page on the Internet at http://www.auxilium.com under the heading “For Investors - SEC Filings.”  There may be additional risks that the Company does not presently know or that the Company currently believes are immaterial which could also cause actual results to differ from those contained in the forward-looking statements.

AUXILIUM CONTACTS:

James E. Fickenscher / CFO	William Q. Sargent, Jr. / V.P., IR
Auxilium Pharmaceuticals, Inc.	Auxilium Pharmaceuticals, Inc.
(484) 321-5900	(484) 321-5900
jfickenscher@auxilium.com	wsargent@auxilium.com

-Tables to Follow-

AUXILIUM PHARMACEUTICALS, INC.

Table 1- Condensed Consolidated Statement of Operations

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Net revenues	$73.6	$58.4
Operating expenses*:
Cost of goods sold	16.6	11.3
Research and development	12.0	15.8
Selling, general and administrative	46.9	43.2
Total operating expenses	75.5	70.2
Loss from operations	(1.9)	(11.8)
Interest income (expense), net	0.2	(0.1)

Net loss	$(1.7)	$(11.8)

Basic and diluted net loss per common share	$(0.04)	$(0.25)
Weighted average common shares outstanding	48.3	47.8

*includes the following amounts of stock-based compensation expense:
Cost of goods sold	$0.0	$0.0
Research and development	0.6	0.8
Selling, general and administrative	3.1	3.5

AUXILIUM PHARMACEUTICALS, INC.

Table 2 - Selected Consolidated Balance Sheet Data

(In millions)

(Unaudited)

	March 31,	December 31,
	2012	2011
Cash and cash equivalents	$163.1	$154.3
Total assets	311.7	301.0
Total stockholders’ equity	88.6	84.4

AUXILIUM PHARMACEUTICALS, INC.

Table 3- 1st Quarter 2012 Revenue Details

(In millions, except for percentages)

(Unaudited)

	Three Months Ended March 31,		Increase
	2012	2011	(Decrease)

Testim U.S. Revenue	$57.9	$45.5	27%

Testim Ex — U.S. Royalty & Contract Revenue	0.8	0.6	21%

Total Testim Revenue	$58.7	$46.1	27%

XIAFLEX U.S. Revenue	$12.6	$8.7	46%

XIAFLEX Revenue Recognition Change	—	1.8	n/a

XIAFLEX Royalty & Contract Revenue	2.3	1.8	30%

Total XIAFLEX Revenue	$14.9	$12.3	22%

Total Worldwide Revenue	$73.6	$58.4	26%

Contract Revenues represent amortization of previously received upfront and milestone payments.  XIAFLEX revenue recognition change reflects the one-time recognition of previously deferred revenue upon the Company changing its revenue recognition methodology to record sales of XIAFLEX when units are sold to its distributors rather than when those distributors ship to the physician’s office.